                                                                  Exhibit 99

[CBS Corporation Logo]
51 WEST 52 STREET   NEW YORK, NEW YORK 10019-6188


                                                                 June 5, 1998



                    CBS CORPORATION COMPLETES ACQUISITION OF
                    AMERICAN RADIO SYSTEMS FOR $2.6 BILLION



         NEW YORK, June 4, 1998 -- CBS Corporation (NYSE:CBS) announced today that it has completed the acquisition of American Radio Systems' (NYSE:AFM) radio broadcasting operations (ARS) for approximately $2.6 billion, including the assumption of debt.

         ARS is one of the nation's largest radio broadcasting companies with more than 90 radio stations located in 19 predominately top 50 markets, including several major markets where CBS has existing radio and television stations.

         Mel Karmazin, President and Chief Operating Officer, CBS Corporation, commented: "We are pleased to have completed this significant acquisition which further strengthens CBS's investment in the fast growing radio industry. The ARS radio properties are a very attractive group of radio stations, which enables CBS Radio to expand into new top 50 markets and increase its position in its existing major markets. As a result of this acquisition, we expect the CBS Radio Station Group, including the out-of-home media company, to represent over 65% of the Company's future operating cash flow."

          Mr. Karmazin added that CBS expects to continue to make additional investments in its radio and out-of-home businesses.

                                     * * *

Note: Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievement of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Reference is made to the Company's Annual Report on From 10-K for the 1997 fiscal year filed with the Securities and Exchange Commission for additional information concerning such risks and uncertainties.



Contacts:         Jack Bergen        CBS Corporation         212/975-3835